Exhibit 10L

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT made the 1st day of October, 2001 by and between STAKE TECHNOLOGY LTD., a corporation incorporated under the laws of Canada (the "Company") and JEREMY N. KENDALL, an Ontario resident ("Employee");

      WHEREAS, Employee desires to be employed by the Company, and the Company desires to employ the Employee, all as herein provided;

      NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I. Definitions

      Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

      1.01 "Agreement" means this Employment Agreement, as from time to time amended;

      1.02 "Base Salary" means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth at Section 3.01 of this Agreement;

      1.03 "Board" means the Board of Directors of the Company;

      1.04 "Bonus" means the bonus compensation payable as provided in Section
3.02 of this Agreement;

      1.05 "Cause" means termination of Employee's employment by the Company based on any one or more of the following:

                  (a) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company;

                  (b) violations by the Employee of his obligations and duties under Section 2.02 which are demonstrably willful and deliberate on Employee's part and which are not remedied within a reasonable period after Employee's receipt of notice of such violations from the Company; or

                  (c) the willful engaging by Employee in illegal conduct that is injurious to the Company;

      No act, or failure to act, on Employee's part shall be considered "dishonest",

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      "willful" or "deliberate" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in, or opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

      1.06 "Company" means Stake Technology Ltd., a corporation incorporated under the laws of Canada.

      1.07 "Confidential Information" means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services. All information that Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Employee and without regard to the manner in which Employee obtains access to this and any other proprietary information.

      1.08 "Disability" means the unwillingness or inability of Employee to perform Employee's duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease for a period of 180 consecutive days.

      1.09 "Disability Payment Date" shall mean the day which is twelve (12) months following the 180 consecutive days of incapacity required under the definition of "Disability".

      1.10 "Dispute" means any claim, controversy or dispute arising between the parties with respect to this Agreement.

      1.11 "Employee" means Jeremy N. Kendall, an Ontario resident.

      1.12 "Good Reason" means termination of employment by Employee based on any one or more of the following (which termination must occur within ninety
(90) days of such event):

            (a) an adverse change in Employee's status or position with the Company, including, without limitation, any adverse change in Employee's status or position as a result of a material diminution in Employee's duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Employee may be promoted after the date hereof) or the assignment to Employee of any duties or responsibilities which are inconsistent with Employee's status or position (except in connection with the

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                  termination of Employee's employment for Cause, Disability or death, as herein provided);

            (b) a reduction by the Company in Employee's Base Salary as the same may be increased from time to time, except in semi-retirement or retirement;

            (c) the Company requiring Employee to be based anywhere other than where Employee's office is located as of the date of this Agreement, except for required travel on the Company's business;

            (d) any purported termination by the Company of this Agreement or the employment of the Employee by the Company in a position which is not expressly authorized by this Agreement or any breach of this Agreement by the Company other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within a reasonable period of time after the Company's receipt of notice thereof from Employee; or

            (e) a successor succeeds to the interests of the Company and the directors implement or threaten to implement one or all of(a),
                  (b), (c) or (d) above.

      1.13 "Successor" means any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company's business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

Article II Employment, Duties and Term

      2.01 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Employee, and Employee accepts such employment, as Chairman and Chief Executive Officer of Stake Technology Ltd.

      2.02 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Employee is entitled, Employee agrees to devote his reasonable full time and attention during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the r~ponsibilities assigned to Employee hereunder by the board of directors and to use Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. Employee's responsibilities and duties shall be as mutually agreed upon

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from time to time by the Employee and the Board but shall initially include those items listed on Exhibit "A" attached hereto. Employee shall comply with the Company's policies and procedures; provided that, to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control. The Company acknowledges that the Employee has business and personal interests he carries on in his own time and the Board is aware of such activities and has no objection to the same.

      2.03 Certain Proprietary Information. If Employee possesses any proprietary information of another person or entity as a result of prior employment or relationship, Employee shall honour any legal obligation that Employee has with that person or entity with respect to such proprietary information.

      2.04 Term. Subject to the continuing provisions of Sections 5.01 and 6.01, the term of employment of Employee under this agreement shall be nineteen (19) years and five (5) months to February 26, 2020. Nothwithstanding anything other in this Agreement contained, the Company acknowledges to, and covenants to the Employee that all compensation provisions of this Agreement, whether the same relate to the period prior to February 26th 2005 or thereafter to February 26, 2020, shall remain in full force and effect notwithstanding that the Company shall have terminated the employment of the employee as provided in Article IV hereof or a Successor succeeds to the interests of the Company.

      2.05 Early Retirement. The Employee shall carry out his duties as provided in Section 2.02 hereof until he reaches the age of 65 on the 26th day of February, 2005.

Notwithstanding the foregoing, however, the Employee may seek early retirement and carry out his duties on a part time basis by giving the Board of Stake at least one year's notice of his intention to do so. If such notice be given then, at the conclusion of the notice period, the salary of the Employee shall be reduced to $75,000 per annum payable in equal consecutive semimonthly periods, in arrears, and he shall be entitled to a performance bonus of up to 50% of such salary and the life insurance maintained by the Company on his life in the amount of $1,000,000 shall continue until the contract is complete on February 26, 2003. He shall also continue to be entitled to receive directors' stock options plus possible additions thereto as approved by the Board. All other employee and automobile benefits to which the Employee shall be entitled shall continue in full force. In exchange for compensation, the Employee shall provide the Company with a minimum of fifty (50) days consulting services which shall include his activities as a director of the Company. It is contemplated that the Employee would continue as Chairman but not as Chief Executive Officer.

      2.06 Full Retirement. Between the said 26th day of February, 2005 and the 26th day of February, 2010, the Employee shall be paid a consulting retainer of $75,000 per annum in equal consecutive monthly instalments in arrears. Between the said 26th day of February, 2010 and the 26th day of February, 2015, the Employee shall be paid a

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consulting retainer of $50,000 per annum in equal consecutive monthly instalments in arrears subject to increase at the CPI rate commencing February 26, 2005. Between the said 26th day of February, 2015 and the 26th day of February, 2020, the Employee shall be paid a consulting retainer of $25,000 per annum in equal consecutive monthly instalments in arrears. If he remains on the board of directors of the Company, the Employee shall continue to be entitled to receive stock options on the same basis as the other directors and continue to receive employee and automobile benefits to an annual maximum of $7,500, adjusted for inflation at the CPI rate, commencing February 27th 2005. In exchange for such compensation, the Employee shall provide the Company with a minimum of one day per week consulting services for the period ending February 26, 2010.

      2.07 Retiring Allowance. Upon his Early Retirement or his Full Retirement as defined in Articles 2.05 and 2.06 above, the Company shall on the date of such retirement of the Employee, or as soon as possible thereafter, pay to the Employee a "retiring allowance" as defined in Section 248 of the Income Tax (Canada) to the maximum amount allowed by the provisions of such Act on such date.

      2.08 Return of Proprietary Property. Employee agrees that all property in Employee's possession belonging to the Company, including without limitation, all software, documents, reports, manuals, memoranda, computer print outs, custom lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Employee authored, created or assisted in authoring or creating, such property. Employee shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

Article III. Compensation Benefits and Expenses

      3.01 Base Salary. During the term of Employee's full time employment under this Agreement, the Company shall pay Employee a Base Salary at an annual rate that is not less than $257,500 (Canadian) or such higher annual rate as may from time to time be approved by the board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices. If Employee's Base Salary is increased from time to time during the term of Employee's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Employee's term of employment under this Agreement.

      3.02 Performance Bonus. In addition to the remuneration to be paid to him as set out in Section 3.01, Employee shall also be entitled to a Bonus of up to 70% of his Base Salary payable quarterly in arrears. Such Bonus shall follow the same format of meeting and achieving budget and management goals as the bonus plan of the Company.

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      3.03 Other Compensation and Benefits. During the term of Employee's employment under this Agreement, the Company shall make available to Employee all Plans in which Employee currently participates as an employee of Stake Technology Ltd. In addition to any existing Plans in which Employee currently participates, Employee shall be entitled to participate- in or receive benefits under any Plan which is made available by the Company to other employees of the Company who are similarly situated to Employee with respect to responsibility, grade level, or other reasonable categorizations. Nothing paid to Employee under any Plan shall be deemed to be in lieu of the Base Salary, Bonus, incentives or compensation of any other nature otherwise payable to Employee.

      3.04 Vacation. For the 1999 fiscal year of the Company, and for each subsequent fiscal year that begins during the term of Employee's employment under this Agreement, Employee shall be entitled to five (5) weeks paid vacation (prorated for any partial fiscal year). Carryover of unused vacation shall be in accordance with the then existing Company policy.

      3.05 Business Expenses. During the term of Employee's employment under this Agreement the Company shall, in accordance with and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing Employee's duties as an employee of the Company including, without limitation, all travel and living expenses while away from home on business in the service of the Company, provided that Employee accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

      3.06 Automobile. During the term of Employee's employment under this Agreement, the Company shall furnish Employee with the use of an automobile for business purposes in accordance with the Company's automobile policy.

Article IV. Termination

      4.01 Cause. The Company may terminate the Employee's employment with the Company for Cause. In the event of such termination, the Company shall pay all Base Salary and benefits (but not Bonus), to Employee prorated through the date of termination. Such payments shall be made according to the normal payroll practices of the Company. Employee shall forfeit any of his unexercised stock options at the date of termination for Cause.

      4.02 Good Reason. The Employee may terminate employment with the Company under this Agreement with Good Reason. In the event of such termination, the Company shall pay all Base Salary, Bonus and benefits to Employee as per this contract until February 26, 2020. Such payment shall be made according to the normal payroll practices of the Company. All Employee's Stock Options shall remain effective subsequent to Employee's termination for Good Reason.

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      4.03 Death. This Agreement shall immediately terminate upon the death of
Employee. In the event of such termination, the Company shall pay all Base Salary, Bonus and benefits to the Employee's estate prorated to the date of the Employee's death. Such payment shall be made according to the normal payroll practices of the Company. Employee's estate shall only have those rights to exercise any vested unexercised stock options as are provided in the relevant stock option plan.

      4.04 Disability. The Company may terminate the Employee or the Employee may terminate his employment for Disability. In the event of such termination, the Company shall pay all Base Salary, Bonus and benefits to the Employee prorated through the Disability Payment Date. Such payments shall be made according to the normal payroll practices of the Company. Employee shall forfeit any unexercised stock options on the Disability Payment Date.

      4.05 Employee Resignation. In the event the Employee resigns from employment with the Company for other than Good Reason, death or Disability, then the Company shall pay all Base Salary and benefits (but not Bonus) to the Employee through the date of resignation. Such payments shall be made according to the normal payroll practices of the Company. Employee shall forfeit any unexercised stock options on the date of Employee's resignation for other than for Good Reason, death or Disability.

      4.06 Employee Dismissal. In the event the Employee's employment is terminated by the Company for other than Cause, death or Disability, then the Company shall pay all Base Salary, Bonus and benefits to Employee as per this contract until February 26, 2020. Such payment shall be made according to the normal payroll practices of the Company. All Employee's vested stock options shall remain effective subsequent to Employee's dismissal for other than Cause, death or Disability.

      4.07 Survival. Notwithstanding the provisions of clause 4.06 of this
Article IV, in the event that the Employee's employment is terminated by death or Disability, and the Employee leaves his wife him surviving, then the Company shall pay all Base Salary, Bonus and Benefits to the Employee as per this contract until the death of Employee's said wife or February 26, 2020 whatever shall first occur. Such payment shall be made according to the normal payroll practices of the Company. All Employee's vested stock options shall remain effective subsequent to Employee's dismall, death or disability during the effective provisions of this clause.

      4.08 Buyout. At the option of the Company, in the event of the termination of the Employee's employment for any of the reasons set out above in this
Article IV, the Company may pay in the manner and at the time contemplated by clauses 4.01, 4.02, 4.03, 4.04, 4.05, 4.06 and 4.07 an amount equal to the present value (as determined at the Company's expense by an actuary acceptable to the Company and the Employee, which determination shall be final and binding) of all Base Salary, Bonus and Benefits to Employee as they existed at the date of termination, whichever is more favourable to the Employee.

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Article V. Confidential Information

      5.01 Prohibitions Against Use. Employee will not during or subsequent to the termination of Employee's employment under this Agreement use or disclose, other than in connection with Employee's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Employee will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.01 will survive- for as long as the Company in its sole judgment considers the information to be Confidential Information. The obligations under this Section
5.01 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of the Employee and will not apply to Employee's disclosure of any Confidential Information required by law or judicial or administrative process.

Article VI. Non-Competition

      6.01 Non-Competition. As further consideration for this Agreement, Employee covenants and agrees that during the term of this Agreement until February 26, 2020, and for a period of one (1) year thereafter, Employee shall not directly or indirectly:

            (a) accept other employment or any other engagement, appointment or association of any nature whatsoever with, or become an investor or otherwise interested or concerned in or with, any individual person, proprietorship, partnership, limited partnership, joint venture, corporation, association or other entity of any nature which is a competitor, director or indirectly, with the business of the Company as now conducted or which hereafter may in any way be conducted or engaged in by the Company; or

            (b) engage in any other activity whatsoever (whether on his own account or for another) which is competitive with the Company during the term of this Agreement.

Article VII. Injunction.

      7.01 Injunction. Employee agrees that a breach or imminent breach of Sections 5.01 or 6.01 above shall constitute a material breach of this Agreement for which Company will have no adequate remedy at law. Employee agrees, therefore, that Company's remedies upon a breach or imminent breach of Sections
5.01 or 6.01 above includes, but is not limited to, the right to preliminary and permanent injunctive relief restraining Employee from further violation of such Sections, as well as an equitable accounting of all profits or benefits arising out of such breach, in addition to any other remedies available at law or in equity or otherwise to Company or its affiliates.

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Article VIII. General Provisions

      8.01 Successors and Assigns.

            (a) This Agreement shall be binding upon and enure to the benefit of any Successor of the Company and any such Successor shall absolutely and unconditionally assume all of the Company's obligations hereunder.

            (b) This Agreement and all rights of Employee hereunder shall enure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, assigns, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate. Employee may not assign this Agreement, in whole or in part, without the prior written consent of the Company.

      8.02 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered mail, to any party at his or its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

      8.03 Withholding. To the extent required by any applicable law, including, without limitation, any federal or provincial income tax or excise tax law or laws, the Income Tax Act, the Employment Insurance Act or any comparable federal, provincial or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Employee under this Agreement as the Company deems necessary.

      8.04 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

      8.05 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the Province of Ontario (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the Province of Ontario, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

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      8.06 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      8.07 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

      8.08 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

      8.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

      8.10 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

      8.11 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Employee's employment hereunder shall continue in full force and effect notwithstanding Employee's termination of employment hereunder or the termination of this Agreement, respectively.

      8.12 Disputes. To the maximum extent allowed by applicable law, any claim or dispute between the parties arising out of or relating to this agreement shall be submitted to and resolved by binding arbitration. Either party may file a written demand for arbitration with the other with respect to any dispute or disagreement arising out of this agreement. In the United States, such demand shall also be filed with the American Arbitration Association and the arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association pursuant to the expedited procedures of the commercial rules then in effect. In Canada, such arbitration shall be conducted pursuant to the provisions of the Arbitrations Act (Ontario). The venue for such arbitration shall be the City of Toronto, Ontario.

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The arbitration shall be conducted before one arbitrator selected as follows:
within ten business days after the filing of the demand for arbitration, each party shall designate a representative and, within ten business days after the end of such ten day period, such representative shall select an arbitrator who will serve as the sole arbitrator of the dispute. If the representatives of the parties are in good faith unable to agree upon an arbitrator during the second ten day period, the arbitrator, if the arbitration is to take place in the United States, shall be selected through the American Arbitration Association's arbitrator selection procedures arid, if the arbitration be taking place in Canada, by a justice of the Ontario Superior Court of Justice, as provided in the Arbitrations Act (Ontario).

The arbitrator so selected shall promptly fix the time, date and place of the hearing and notify the parties accordingly. The arbitration shall be held and the decision of the arbitrator shall be provided as quickly as is reasonably possible and the arbitrator's decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of his decision and such decision shall be final, binding and conclusive upon parties who shall have the right to enforce such decision by any court of competent jurisdiction.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                            STAKE TECHNOLOGY LTD.


                                    Per:  "Cyril Ing"         Oct 17.01
                                    -----------------------------------

                                    Per   "Jeremy N. Kendall  Oct 19.01
                                    -----------------------------------